EXHIBIT 99.1

PRESS RELEASE

SEACOR HOLDINGS ANNOUNCES THIRD QUARTER RESULTS

Fort Lauderdale, Florida

October 22, 2008

FOR IMMEDIATE RELEASE —SEACOR Holdings Inc. (NYSE:CKH) announced net income for the third quarter ended September 30, 2008 of $75.6 million, or $3.20 per diluted share, on operating revenues of $437.6 million. For the nine months ended September 30, 2008, net income was $151.9 million, or $6.19 per diluted share, on operating revenues of $1,201.0 million.

For the quarter ended September 30, 2007, net income was $70.3 million, or $2.66 per diluted share, on operating revenues of $359.9 million. For the nine months ended September 30, 2007, net income was $173.7 million, or $6.44 per diluted share, on operating revenues of $996.1 million.

Net income for the preceding quarter ended June 30, 2008 was $38.4 million, or $1.57 per diluted share, on operating revenues of $409.0 million. Comparison of results for the third quarter ended September 30, 2008 with the preceding quarter ended June 30, 2008 is included in the discussion below.

Highlights for the Quarter

Offshore Marine Services – Operating income in the third quarter was $84.5 million on operating revenues of $196.9 million compared with operating income of $51.5 million on operating revenues of $171.2 million in the preceding quarter. Third quarter results included $13.5 million in gains on asset dispositions compared with $14.4 million in gains in the preceding quarter.

Excluding the impact of gains on asset dispositions, operating income in the third quarter was $33.8 million higher than in the preceding quarter. The improvement was primarily due to an increase in time charter revenues, particularly in the U.S. Gulf of Mexico where the Company’s large AHTS vessels completed their regulatory repair and upgrade program during the quarter. Out-of-service time for these vessels was 26 days in the third quarter compared with 168 days in the preceding quarter. Operating revenues were also higher in South America where vessels, having completed mobilizations, commenced new charters. Overall operating expenses were lower primarily as a result of reduced regulatory drydocking and mobilization activity and lower insurance expense. Administrative and general expenses were lower primarily due to a reduction in international staff severance expenses, partially offset by higher expenses related to hurricane disruption in the U.S. Gulf of Mexico.

The number of days available for charter in the third quarter decreased by 735, or 4.5%, primarily as a result of a net reduction in fleet count. Overall utilization increased from 80.5% to 87.7% and overall average day rates were higher at $13,161 per day compared with $12,182 per day in the preceding quarter.

One new towing supply vessel was delivered during the third quarter.

Marine Transportation Services – Marine Transportation Services reported an operating loss in the third quarter of $4.3 million on operating revenues of $27.5 million compared with operating income of $2.4 million on operating revenues of $28.8 million in the preceding quarter.

Operating results were impacted by 117 days of out-of-service time during the third quarter for two vessels undergoing regulatory drydockings in Asia resulting in a combined operating loss of $7.4 million. The Seabulk Arctic returned to service on October 7, 2008 and the Seabulk Pride returned to service on October 21, 2008.

Inland River Services – Operating income in the third quarter was $11.6 million on operating revenues of $36.5 million compared with operating income of $7.5 million on operating revenues of $33.3 million in the preceding quarter. Third quarter results included $4.1 million in gains on asset dispositions compared with $1.5 million in gains in the preceding quarter.

Excluding the impact of gains on asset dispositions, operating income was $1.4 million higher in the third quarter. The improvement was primarily due to higher freight rates and increased activity on the lower Mississippi River in support of the beginning of the grain harvest. Operating expenses were generally in line with the increased activity levels but were also affected by higher maintenance and repair costs for towboats and liquid tank barges.

Aviation Services – Operating income in the third quarter was $10.1 million on operating revenues of $73.5 million compared with operating income of $6.7 million on operating revenues of $63.8 million in the preceding quarter. Third quarter results included $1.3 million in gains on asset dispositions compared with $3.2 million in gains in the preceding quarter.

Excluding the impact of gains on asset dispositions, operating income was $5.2 million higher in the third quarter. The improvement in operating income was primarily due to additional contracts in the U.S. Gulf of Mexico, incremental activity generated from Hurricanes Gustav and Ike, and seasonal flightseeing, firefighting and mineral exploration activities in Alaska. Operating expenses were generally in line with the increased activity levels but were also affected by higher maintenance costs due to the timing of component and fleet repair and maintenance, higher expenses related to hurricane disruption in the U.S. Gulf of Mexico and higher depreciation on newly acquired assets.

Environmental Services – Operating income in the third quarter was $4.3 million on operating revenues of $42.2 million compared with operating income of $1.7 million on operating revenues of $38.0 million in the preceding quarter. The improvement in operating income was largely due to an increase in response service activity related to Hurricane Gustav.

Commodity Trading – SEACOR’s commodity trading group currently focuses on renewable fuels and rice. Operating income in the third quarter was $5.2 million on operating revenues of $44.3 millioncompared with operating income of $6.8 million on operating revenues of $55.4 million in the preceding quarter. Operating income from renewable fuel and rice product sales were lower in the third quarter partially offset by higher freight and rental revenues.

Harbor and Offshore Towing Services – Operating income in the third quarter was $3.1 million on operating revenues of $19.5 million compared with operating income of $3.1 million on operating revenues of $19.9 million in the preceding quarter.

Interest Income – Interest income was $4.3 million in the third quarter compared with $5.4 million in the preceding quarter. The decrease was primarily due to lower invested cash balances partially offset by higher interest income on the Company’s bond investments.

Interest Expense – Interest expense was $14.4 million in the third quarter compared with $12.7 million in the prior quarter. The increase was primarily due to lower capitalized interest, higher interest expense on capital lease obligations and interest on foreign tax settlements.

Derivatives – Derivative losses were $8.4 million in the third quarter compared with losses of $7.1 million in the preceding quarter. The losses in the third quarter were primarily due to losses on foreign currency forward exchange, option and future contracts partially offset by gains on equity index and options.

Foreign Currencies – Foreign currency losses were $6.7 million in the third quarter compared with gains of $0.6 million in the preceding quarter. The losses in the third quarter were primarily due to the strengthening of the US dollar versus the pound sterling.

Marketable Securities– Marketable security gains were $36.0 million in the third quarter compared with gains of $0.4 million in the preceding quarter. In addition, the Company reported other comprehensive losses relating to its available-for-sale marketable securities of $2.1 million, net of tax, in stockholders’ equity during the third quarter.

Equity in Earnings of 50% or Less Owned Companies – Equity in earnings from joint ventures was $2.2 million in the third quarter compared with equity in earnings of $1.3 million in the preceding quarter. The increase was primarily due to an overall improvement in the operating results of the Company’s Offshore Marine Services’ joint ventures. This increase was partially offset by a $1.3 million loss, net of tax, recognized by the Company resulting from an impairment charge on prime broker exposure recorded in one of its Inland River Services’ joint ventures.

Stock and Debt Repurchases – During the third quarter, the Company purchased 1,166,000 shares of its common stock at an average price of $83.43 per share. At the end of the quarter, 19,975,727 shares of SEACOR’s common stock remained outstanding.

Capital Commitments – The Company’s unfunded capital commitments as of September 30, 2008, consisted primarily of offshore marine vessels, helicopters, inland river barges and inland river towboats and totaled $276.2 million, of which $114.2 million is payable during the remainder of 2008 and the balance payable through 2010. Of the total unfunded capital commitments, $35.1 million may be terminated without further liability other than the payment of liquidated damages of $3.4 million in the aggregate. As of September 30, 2008, the Company held balances of cash, cash equivalents, restricted cash, available-for-sale marketable securities, construction reserve funds and title XI reserve funds totaling $688.3 million.

* * * * *

SEACOR is a global provider of marine support and transportation services, primarily to the energy and chemical industries. SEACOR and its subsidiaries provide customers with a full suite of marine-related services including offshore services, U.S. coastwise shipping, inland river services, aviation services, environmental services, and offshore and harbor towing services. SEACOR is focused on providing highly responsive local service, combined with the highest safety standards, innovative technology, modern efficient equipment, and dedicated, professional employees.

This release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements concerning management's expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: the unprecedented decline in valuations in the global financial markets and illiquidity in the credit sectors, including, interest rate fluctuations, availability of credit, inflation rates, change in laws, trade barriers, commodity prices and currency exchange fluctuations, the cyclical nature of the oil and gas industry, loss of U.S. coastwise endorsement for the Seabulk Trader and Seabulk Challenge, retrofitted double-hull tankers, if the Company is unsuccessful in litigation instructing the U.S. Coast Guard to revoke their coastwise charters, activity in foreign countries and changes in foreign political, military and economic conditions, changes in foreign and domestic oil and gas exploration and production activity, safety record requirements related to Offshore Marine Services, Marine Transportation Services and Aviation Services, decreased demand for Marine Transportation Services and Harbor and Offshore Towing Services due to construction of additional refined petroleum product, natural gas or crude oil pipelines or due to decreased demand for refined petroleum products, crude oil or chemical products or a change in existing methods of delivery, compliance with U.S. and foreign government laws and regulations, including environmental laws and regulations, the dependence of Offshore Marine Services, Marine Transportation Services and Aviation Services on several customers, consolidation of the Company's customer base, the ongoing need to replace aging vessels and aircraft, industry fleet capacity, restrictions imposed by the Shipping Acts and Aviation Acts on the amount of foreign ownership of the Company's Common Stock, increased competition if the Jones Act is repealed, operational risks of Offshore Marine Services, Marine Transportation Services, Harbor and Offshore Towing Services and Aviation Services, effects of adverse weather conditions and seasonality, future phase-out of Marine Transportation Services' double-bottom tanker, dependence of spill response revenue on the number and size of spills and upon continuing government regulation in this area and Environmental Services' ability to comply with such regulation and other governmental regulation, changes in National Response Corporations' Oil Spill Removal Organization classification, liability in connection with providing spill response services, the level of grain export volume, the effect of fuel prices on barge towing costs, variability in freight rates for inland river barges, the effect of international economic and political factors in Inland River Services' operations, adequacy of insurance coverage, the attraction and retention of qualified personnel by the Company and various other matters and factors, many of which are beyond the Company's control. In addition, these statements constitute the Company's cautionary statements under the Private Securities Litigation Reform Act of 1995. It is not possible to predict or identify all such factors. Consequently, the following should not be considered a complete discussion of all potential risks or uncertainties. The words "estimate," "project," "intend," "believe," "plan" and similar expressions are intended to identify forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. The forward-looking statements in this release should be evaluated together with the many uncertainties that affect the Company's businesses, particularly those mentioned under "Forward-Looking Statements" in Item 7 on the Company's Form 10-K and SEACOR's periodic reporting on Form 10-Q and Form 8-K (if any), which is incorporated by reference.

For additional information, contact Molly Hottinger at (954) 627-5278 or visit SEACOR’s website at www.seacorholdings.com.

SEACOR HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Operating Revenues	$437,608	$359,923	$1,201,030	$996,140

Costs and Expenses:
Operating	269,874	213,992	779,218	601,468
Administrative and general	41,487	36,883	125,587	105,220
Depreciation and amortization	39,598	37,443	115,126	114,373
	350,959	288,318	1,019,931	821,061

Gains on Asset Dispositions and Impairments, Net	20,074	19,560	51,254	74,257

Operating Income	106,723	91,165	232,353	249,336

Other Income (Expense):
Interest income	4,329	11,274	17,178	34,954
Interest expense	(14,404)	(10,855)	(38,626)	(36,231)
Derivative gains (losses), net	(8,430)	5,221	(9,076)	5,097
Foreign currency gains (losses), net	(6,683)	316	(3,469)	186
Marketable security gains (losses), net	35,950	11,960	30,649	(2,158)
Other, net	(89)	(716)	237	(120)
	10,673	17,200	(3,107)	1,728
Income Before Income Tax Expense, Minority Interest in Income of Subsidiaries and Equity In Earnings of 50% or Less Owned Companies	117,396	108,365	229,246	251,064
Income Tax Expense	43,551	40,339	84,637	89,387
Income Before Minority Interest in Income of Subsidiaries and Equity in Earnings of 50% or Less Owned Companies	73,845	68,026	144,609	161,677
Minority Interest in Income of Subsidiaries	(363)	(927)	(756)	(1,409)
Equity in Earnings of 50% or Less Owned Companies	2,160	3,183	8,054	13,432
Net Income	$75,642	$70,282	$151,907	$173,700

Basic Earnings Per Common Share	$3.75	$3.02	$7.13	$7.29

Diluted Earnings Per Common Share	$3.20	$2.66	$6.19	$6.44

Weighted Average Common Shares Outstanding:
Basic	20,183	23,234	21,293	23,821
Diluted	23,999	26,905	25,121	27,525

SEACOR HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data, unaudited)

	Three Months Ended
	Sep. 30, 2008	Jun. 30, 2008	Mar. 31, 2008	Dec. 31, 2007	Sep. 30, 2007

Operating Revenues	$437,608	$408,967	$354,455	$363,090	$359,923

Costs and Expenses:
Operating	269,874	274,304	235,040	230,935	213,992
Administrative and general	41,487	45,095	39,005	42,097	36,883
Depreciation and amortization	39,598	37,728	37,800	39,934	37,443
	350,959	357,127	311,845	312,966	288,318

Gains on Asset Dispositions and Impairments, Net	20,074	19,274	11,906	48,315	19,560

Operating Income	106,723	71,114	54,516	98,439	91,165

Other Income (Expense):
Interest income	4,329	5,373	7,476	10,219	11,274
Interest expense	(14,404)	(12,674)	(11,548)	(13,129)	(10,855)
Derivative gains (losses), net	(8,430)	(7,113)	6,467	5,738	5,221
Foreign currency gains (losses), net	(6,683)	604	2,610	44	316
Marketable security gains (losses), net	35,950	383	(5,684)	(1,233)	11,960
Other, net	(89)	162	164	109	(716)
	10,673	(13,265)	(515)	1,748	17,200
Income Before Income Tax Expense, Minority Interest in (Income) Loss of Subsidiaries and Equity In Earnings of 50% or Less Owned Companies	117,396	57,849	54,001	100,187	108,365
Income Tax Expense	43,551	20,616	20,470	41,054	40,339
Income Before Minority Interest in (Income) Loss of Subsidiaries and Equity in Earnings of 50% or Less Owned Companies	73,845	37,233	33,531	59,133	68,026
Minority Interest in (Income) Loss of Subsidiaries	(363)	(191)	(202)	182	(927)
Equity in Earnings of 50% or Less Owned Companies	2,160	1,315	4,579	8,633	3,183
Net Income	$75,642	$38,357	$37,908	$67,948	$70,282

Basic Earnings Per Common Share	$3.75	$1.80	$1.70	$2.99	$3.02

Diluted Earnings Per Common Share	$3.20	$1.57	$1.50	$2.62	$2.66

Weighted Average Common Shares Outstanding:
Basic	20,183	21,363	22,344	22,738	23,234
Diluted	23,999	25,171	26,011	26,439	26,905
Common Shares Outstanding at Period End	19,976	21,117	22,223	22,575	23,157

SEACOR HOLDINGS INC.

OPERATING INCOME (LOSS) BY LINE OF BUSINESS

(in thousands, unaudited)

	Three Months Ended
	Sep. 30, 2008	Jun. 30, 2008	Mar. 31, 2008	Dec. 31, 2007	Sep. 30, 2007

Offshore Marine Services
Operating Revenues	$196,911	$171,214	$154,647	$170,430	$179,618
Costs and Expenses:
Operating	97,790	104,599	94,270	97,534	95,345
Administrative and general	14,473	15,801	12,804	13,855	13,137
Depreciation and amortization	13,689	13,674	14,125	15,415	14,069
	125,952	134,074	121,199	126,804	122,551

Gains on Asset Dispositions and Impairments, Net	13,516	14,352	7,138	22,472	13,222
Operating Income	$84,475	$51,492	$40,586	$66,098	$70,289

Marine Transportation Services
Operating Revenues	$27,535	$28,764	$28,953	$ 31,827	$ 27,730
Costs and Expenses:
Operating	22,391	16,762	16,219	27,781	19,207
Administrative and general	1,486	1,607	1,438	1,737	1,150
Depreciation and amortization	7,997	8,039	7,980	8,764	9,536
	31,874	26,408	25,637	38,282	29,893

Gains on Asset Dispositions	—	—	3,629	—	—
Operating Income (Loss)	$(4,339)	$2,356	$6,945	$(6,455)	$(2,163)

Inland River Services
Operating Revenues	$36,517	$33,322	$30,145	$33,850	$32,656
Costs and Expenses:
Operating	23,079	21,310	16,726	15,863	16,234
Administrative and general	1,800	1,916	2,123	2,076	1,753
Depreciation and amortization	4,146	4,032	3,964	4,220	4,256
	29,025	27,258	22,813	22,159	22,243

Gains on Asset Dispositions	4,073	1,472	711	22,726	1,592
Operating Income	$11,565	$7,536	$8,043	$34,417	$12,005

Aviation Services
Operating Revenues	$73,483	$63,795	$53,792	$51,296	$62,449
Costs and Expenses:
Operating	49,991	46,697	39,871	38,156	41,647
Administrative and general	5,174	4,895	4,629	5,315	4,590
Depreciation and amortization	9,571	8,672	7,789	7,866	7,015
	64,736	60,264	52,289	51,337	53,252

Gains on Asset Dispositions and Impairments, Net	1,307	3,208	394	1,996	4,304
Operating Income	$10,054	$6,739	$1,897	$1,955	$13,501

Environmental Services
Operating Revenues	$42,177	$37,984	$42,509	$55,879	$42,287
Costs and Expenses:
Operating	29,904	26,571	30,598	36,623	30,316
Administrative and general	5,924	8,423	5,709	7,755	5,931
Depreciation and amortization	2,033	1,414	1,445	1,748	1,096
	37,861	36,408	37,752	46,126	37,343

Gains on Asset Dispositions	—	84	35	249	75
Operating Income	$4,316	$1,660	$4,792	$10,002	$5,019

SEACOR HOLDINGS INC.

OPERATING INCOME (LOSS) BY LINE OF BUSINESS (continued)

(in thousands, unaudited)

	Three Months Ended
	Sep. 30, 2008	Jun. 30, 2008	Mar. 31, 2008	Dec. 31, 2007	Sep. 30, 2007

Commodity Trading
Operating Revenues	$44,290	$55,419	$28,674	$ 6,338	$ 3,058
Costs and Expenses:
Operating	37,746	46,977	26,757	6,902	2,646
Administrative and general	1,358	1,644	727	365	287
Depreciation and amortization	—	—	—	—	—
	39,104	48,621	27,484	7,267	2,933

Gains on Asset Dispositions	—	—	—	—	—
Operating Income (Loss)	$5,186	$6,798	$1,190	$(929)	$125

Harbor and Offshore Towing Services
Operating Revenues	$ 19,529	$ 19,929	$ 16,257	$ 13,461	$ 12,351
Costs and Expenses:
Operating	11,941	12,959	11,109	8,053	8,797
Administrative and general	2,571	2,398	1,771	1,882	1,769
Depreciation and amortization	1,884	1,648	2,267	1,714	1,264
	16,396	17,005	15,147	11,649	11,830

Gains (Losses) on Asset Dispositions and Impairments, Net	—	158	—	—	(100)
Operating Income	$ 3,133	$ 3,082	$ 1,110	$ 1,812	$ 421

Other
Operating Revenues	$ 270	$ 104	$ —	$ —	$ —
Costs and Expenses:
Operating	—	—	—	—	—
Administrative and general	117	131	202	509	46
Depreciation and amortization	3	8	—	—	—
	120	139	202	509	46

Gains on Asset Dispositions	1,178	—	—	873	467
Operating Income (Loss)	$ 1,328	$ (35)	$ (202)	$ 364	$ 421

Corporate and Eliminations
Operating Revenues	$(3,104)	$(1,564)	$(522)	$9	$(226)
Costs and Expenses:
Operating	(2,968)	(1,571)	(510)	23	(200)
Administrative and general	8,584	8,280	9,602	8,603	8,220
Depreciation and amortization	275	241	230	207	207
	5,891	6,950	9,322	8,833	8,227

Losses on Asset Dispositions	—	—	(1)	(1)	—
Operating Loss	$(8,995)	$(8,514)	$(9,845)	$(8,825)	$(8,453)

SEACOR HOLDINGS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	Sep. 30, 2008	Jun. 30, 2008	Mar. 31, 2008	Dec. 31, 2007	Sep. 30, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$ 326,143	$ 422,569	$ 444,787	$537,305	$429,020
Restricted cash	23,659	30,072	39,152	30,624	38,371
Available-for-sale marketable securities	72,862	97,920	75,669	28,792	18,501
Receivables:
Trade, net of allowance for doubtful accounts	294,330	272,291	250,789	267,564	289,796
Other	57,892	54,520	72,073	62,975	43,838
Inventories	50,234	42,063	35,021	30,468	28,186
Deferred income taxes	9,929	9,929	9,929	9,929	13,206
Prepaid expenses and other	8,943	12,067	9,196	9,756	13,689
Total current assets	843,992	941,431	936,616	977,413	874,607
Property and Equipment	2,706,500	2,665,956	2,511,118	2,469,735	2,470,029
Accumulated depreciation	(596,017)	(578,100)	(554,838)	(526,583)	(518,285)
Net property and equipment	2,110,483	2,087,856	1,956,280	1,943,152	1,951,744
Investments, at Equity, and Receivables from 50% or Less Owned Companies	143,190	115,701	117,409	109,288	120,866
Construction Reserve Funds & Title XI Reserve Funds	265,586	270,357	413,681	405,000	390,576
Goodwill	61,401	63,101	62,020	60,226	56,271
Intangible Assets	29,707	28,079	29,292	30,500	33,756
Other Assets, net of allowance for doubtful accounts	33,067	41,806	36,136	43,072	32,610
	$ 3,487,426	$ 3,548,331	$ 3,551,434	$3,568,651	$3,460,430

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$ 10,301	$ 10,385	$ 11,414	$ 9,648	$ 9,429
Current portion of capital lease obligations	15,074	33,682	864	851	19,140
Accounts payable and accrued expenses	105,496	101,942	93,079	119,321	97,134
Other current liabilities	226,395	273,185	254,522	258,940	280,250
Total current liabilities	357,266	419,194	359,879	388,760	405,953
Long-Term Debt	931,588	927,701	928,308	929,114	933,188
Capital Lease Obligations	7,940	8,192	8,439	8,642	9,000
Deferred Income Taxes	512,102	492,131	493,701	480,447	386,384
Deferred Gains and Other Liabilities	126,281	127,217	131,259	130,311	112,731
Minority Interest in Subsidiaries	11,945	11,981	12,207	9,558	8,803
Stockholders’ Equity:
Preferred stock	—	—	—	—	—
Common stock	323	323	323	322	321
Additional paid-in capital	917,192	913,874	910,843	905,702	902,120
Retained earnings	1,349,931	1,274,289	1,235,932	1,198,024	1,130,076
Shares held in treasury, at cost	(724,165)	(628,041)	(531,236)	(486,505)	(431,550)
Accumulated other comprehensive income (loss):
Cumulative translation adjustments	27	2,344	2,337	1,938	1,712
Unrealized gain (loss) on available-for-sale marketable securities	(3,004)	(874)	(558)	2,338	1,692
Total stockholders’ equity	1,540,304	1,561,915	1,617,641	1,621,819	1,604,371
	$ 3,487,426	$ 3,548,331	$ 3,551,434	$3,568,651	$3,460,430

SEACOR HOLDINGS INC.

EQUIPMENT BY LINE OF BUSINESS

	Sep. 30, 2008	Jun. 30, 2008	Mar. 31, 2008	Dec. 31, 2007	Sep. 30, 2007

Offshore Marine Services
Anchor handling towing supply	20	20	20	20	21
Crew	77	76	77	77	80
Mini-supply	19	20	21	21	22
Standby safety	29	29	29	29	28
Supply	27	28	26	25	24
Towing supply	15	16	18	21	30
Specialty	10	13	14	13	12
	197	202	205	206	217

Marine Transportation Services
U.S.-flag product tankers	8	8	8	10	10

Inland River Services
Inland river dry cargo barges-open	338	318	318	318	372
Inland river dry cargo barges-covered	643	665	671	667	718
Inland river liquid tank barges	75	75	70	73	77
Inland river deck barges	26	26	26	26	25
Inland river towboats	21	20	20	17	17
	1,103	1,104	1,105	1,101	1,209

Aviation Services
Light helicopters – single engine	62	62	64	61	65
Light helicopters – twin engine	53	55	54	53	53
Medium helicopters	58	57	55	54	52
Heavy helicopters	6	5	3	3	3
	179	179	176	171	173

Harbor and Offshore Towing Services
Harbor and offshore tugs	35	35	36	30	29
Ocean liquid tank barges	3	2	2	—	—
	38	37	38	30	29